Exhibit 99.1


                    U. S. STEEL PRICES COMMON STOCK OFFERING

     PITTSBURGH, March 3, 2004 - United States Steel Corporation (NYSE:X) today announced that it has agreed to sell 8,000,000 shares of its common stock at a price of $38.50 per share in an underwritten public offering. U. S. Steel has agreed to an underwriting discount of $1.73 per share with net proceeds to

U. S. Steel of $36.77 per share.

     U. S. Steel intends to use the net proceeds from the sale of its common stock to redeem 35 percent of the $535 million face amount of its 10 3/4%

debentures, and any remaining proceeds will be used for general corporate purposes, which may include the redemption of up to 35 percent in aggregate principal amount of its 9 3/4% Senior Notes due May 15, 2010, the reduction of other debt and payments to employee benefit plans.

     U. S. Steel has granted the underwriters an option to purchase up to

1,200,000 additional shares to cover over-allotments. Goldman, Sachs & Co., J.P.

Morgan Securities Inc. and Morgan Stanley are acting as joint book-runners, and

Lehman Brothers Inc. and UBS Securities LLC as co-managers.

     Copies of the final prospectus supplement, when available, may be obtained from Goldman, Sachs & Co., 85 Broad Street, New York, NY, 10004, Attn:

Prospectus Department, telephone 212-902-1171, or from the Prospectus Department of J.P. Morgan Securities Inc., One Chase Manhattan Plaza, Floor 5b, New York,

NY, 10081, telephone 212-552-5164, or from Morgan Stanley, Prospectus

Department, 1585 Broadway, New York, NY, 10036, fax 212-761-0211.

     U. S. Steel, through its domestic operations, is engaged in the production,

sale and transportation of steel mill products, coke, and iron-bearing taconite pellets; the management of mineral resources; real estate development; and

engineering and consulting services and, through its European operations, which include U.S. Steel Kosice located in Slovakia and U.S. Steel Balkan located in

Serbia, in the production and sale of steel mill products. Certain business activities are conducted through joint ventures and partially owned companies.

United States Steel Corporation is a Delaware corporation.

                                      -oOo-

This announcement does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful.